Exhibit 23.  Consent of Independent Registered Public Accounting Firm


         Consent of Independent Registered Public Accounting Firm


To the Retirement Committee of
     Capital City Bank Group, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-36693) on Form S-8 of Capital City Bank Group, Inc. of our report dated June 21, 2004, relating to the financial statements and supplemental schedule of Capital City Bank Group, Inc. 401(k) Plan as of December 31, 2003 and 2002 and for the year ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 11-K of Capital City Bank Group, Inc. 401(k) Plan.


KPMG LLP

Orlando, Florida
June 28, 2004